                                                                    EXHIBIT 10.2

                                                CONFIDENTIAL TREATMENT REQUESTED
                                        UNDER 17 C.F.R. SECTIONS 200.80 (B) (4),
                                                            200.83 AND 240.24B-2


                          MASTER DISTRIBUTOR AGREEMENT

        THIS MASTER DISTRIBUTOR AGREEMENT ("Agreement") made as of the 1st day of April, 1999 (the "Effective Date"), by and between GLOBAL LEAK DETECTION (U.S.A.), INC., a Nevada, U.S.A. corporation with its principal offices at Las Vegas, Nevada, U.S.A. (herein called "MANUFACTURER"), and MOTORVAC TECHNOLOGIES, INC., a Delaware, U.S.A. corporation with its principal office at Santa Ana, California, U.S.A. (the "MASTER Distributor").

                                    RECITALS:

                                     WHEREAS

        A. Manufacturer and its parent corporation, Global Leak Detection Corp., an Alberta, Canada corporation ("PARENT"), have rights as licensee of Graminia Developments Ltd. of proprietary methodology, processes and machinery for the manufacture of and have the right to distribute certain proprietary products for the detection of leaks in automotive, commercial, industrial, marine or residential applications, including any modifications, changes, updates, replacements, or improvements thereto, which shall be deemed part of the Products for purposes of this Agreement and including any and all patents related thereto ("PRODUCTS," as defined below), which Products include a combined apparatus, casing, and appurtenances for the detection of leaks in automotive systems (the "AUTOMOTIVE UNIT"), which Automotive Unit contains vapor generation capability housed in a sealed canister (the "AUTOMOTIVE CANISTER").

        B. Manufacturer and Parent continue to carry out research and development programs in respect of the Products and their manufacture.

        C. Master Distributor desires to become the exclusive distributor in the Trading Area, as defined herein, of the Automotive Unit or a unit similar in form and function which it will assemble, containing the Automotive Canister, and Manufacturer desires to appoint Master Distributor as such exclusive distributor, in the Trading Area (as defined herein) . This Agreement initially covers the distribution of only the Automotive Canister in the Automotive Unit (whether assembled by Manufacturer or by Master Distributor). Master Distributor also desires from time to time to become the exclusive distributor of other Products, and to that extent Master Distributor shall have a right of first refusal to distribute the Products, this Agreement will serve as an umbrella or master agreement for that purpose and other Products may be added from time to time to the list of Products for distribution by Master Distributor.

        D. Manufacturer and Master Distributor both desire to enhance sales in the Trading Area through the Master Distributor's broadbased distribution network.



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        E. Whereas the following additional provisions attached as Schedules hereto shall form part of this Agreement:

         Schedule A        Description of Products and Prices
         Schedule B        Description of Trading Area
         Schedule C        Initial and Minimum Purchase of Products
         Schedule D-1      Confidentiality and Non-disclosure Agreement (Manufacturer)
         Schedule D-2      Confidentiality and Non-Disclosure Agreement (Master Distributor)
         Schedule E        Non-Competition Agreement
         Schedule F        Dispute Resolution

         NOW THEREFORE in consideration of the mutual promises and covenants herein the parties agree as follows:

1.       APPOINTMENT AND GRANT OF LICENSE.

               (a) Manufacturer hereby appoints and grants Master Distributor an exclusive right and license to market, sell and distribute ("DISTRIBUTE") the Products specified on SCHEDULE A attached hereto (as incorporated into the Automotive Unit or otherwise), in the Trading Area for the Term of this Agreement, and Master Distributor hereby accepts such grant, upon the terms and conditions of this Agreement. Manufacturer shall terminate all of its sales of Products in the Trading Area by May 30, 1999. New territories may be added to the Trading Area in accordance with, and subject to the provisions relating to the determination of minimum purchases as contemplated in, Section 20. The distribution Trading Area is as set out on SCHEDULE B hereto, as it may be amended from time to time upon agreement of the parties.

               (b) The rights granted under paragraph (a) above include the right to sublicense such rights through multiple tiers of distributors, including, without limitation, the right to sublicense to Snap-On Canada Inc. or any of its affiliates ("SNAP-ON"), subject to compliance with Section 18.

               (c) Master Distributor shall pay to the Manufacturer the sum of [...***...] of the United States of America upon execution of this Agreement, plus order and pay for all Products as and when required hereunder to secure and maintain its exclusive right to Distribute the Products in the Trading Area.

         * CONFIDENTIAL TREATMENT REQUESTED

2.       PRODUCTS.

               (a) The Products which are covered by this Agreement are set out on SCHEDULE A hereto. Additions or deletions to the list of Products on SCHEDULE A may be made from time to time by written agreement of the parties and are then subject to the terms of this Agreement.

               (b) Manufacturer will provide, at its expense, a master copy of documentation related to the Products (e.g. technical and commercial manuals) to Master Distributor. Manufacturer will promptly disclose to Master Distributor any improvements to the Products,



                                       2.

and all subsequent improvements to any documentation related thereto, developed by Manufacturer or Parent during the Term. Master Distributor shall own exclusively, without obligation to Manufacturer or any third party, all Products purchased from Manufacturer and paid for pursuant to this Agreement.

3. TERM. This Agreement shall be in effect for an initial term of five (5) years commencing on the Effective Date ("TERM"), and provided that Master Distributor has not failed to cure any material default under this Agreement following the notice required under Section 25, the Term of this Agreement shall automatically renew for a renewal term of five (5) years.

4. INITIAL PURCHASE. Master Distributor hereby agrees to make an initial purchase pursuant to a purchase order as specified in SCHEDULE C hereto on or before (and subject to) execution of this Agreement and the Assembly Agreement by all parties hereto and thereto), with shipment and payment in accordance with the terms and conditions specified thereon (which shall not be inconsistent with the terms of this Agreement). Such initial purchase is a condition precedent to this Agreement, which condition may be waived or extended by Manufacturer in its sole unfettered discretion.

5. SALES AND MARKETING. Master Distributor shall develop a marketing plan, including a monthly, non-binding, rolling 90-day market projection, which will reflect Master Distributor's then current good-faith estimate of future sales of Products in the Trading Area, and provide a copy of the plan to Manufacturer. These forecasts are for information only and are not guarantees Master Distributor will purchase or sell in such volumes or at all.

6. MINIMUM PURCHASES.

               (a) Master Distributor shall purchase as and when required all of the volumes of Products stipulated herein as being required, shall use commercially reasonable efforts to advertise and promote the sale of the Products within the Trading Area and shall use its commercially reasonable efforts to maximize sales of the Products in the Trading Area in excess of the minimum sales volume required.

               (b) Annual minimum purchases by Master Distributor of Products for each calendar year and each territory in the Trading Area shall be as set out on SCHEDULE C hereto or as otherwise agreed in writing from time to time.

7. FAILURE TO PURCHASE THE MINIMUM AMOUNT. In the event that Master Distributor fails to purchase and pay for the minimum volume of Products in a calendar year, its rights as to exclusivity of Distribution of the Products under this Agreement shall at Manufacturer's option (the exercise of which shall require thirty (30) days prior written notice to Master Distributor), be reduced to non-exclusive license as to Distribution of the Products in the Trading Area. In the event Manufacturer validly executes its rights under this Section 8 to remove the exclusivity, no such ongoing business shall be construed as affirming or re-establishing the exclusive nature of the Distribution rights unless in writing signed by Manufacturer.

8. PRICE AND DISCOUNT. Manufacturer shall sell the Products to the Master Distributor at the price set out on SCHEDULE A. Manufacturer agrees to provide Master Distributor with the most favored pricing for Products so long as Master Distributor is entitled to exclusivity under this



                                       3.
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Agreement. So long as the Master Distributor is entitled to exclusivity, should
Manufacturer sell Products or substantially similar products to a third party (based on equivalent lot size and quantity pricing), at less than the applicable prices set forth in SCHEDULE A (as it may be modified or amended from time to time), then Manufacturer shall adjust the prices set forth in SCHEDULE A to the same level as such sales to the third party, effective as of the date that Manufacturer offered such lower prices to the third party. Notwithstanding anything contained herein to the contrary, in the event Manufacturer does not own a valid patent in the United States and Canada relating to the technology incorporated in the Products or it becomes reasonably apparent that patents will not be awarded upon the pending patent applications related to such technology, Master Distributor shall only be obligated to pay the base price for the Products and shall not pay any sliding percentage, gross percentage or other royalties as described on SCHEDULE A.

9. PRICE CHANGES. Unless otherwise specified herein, prices for the Products shall be unilaterally set by Manufacturer from time to time in recognition of various factors such as the increase in the cost of materials and labor. If Manufacturer intends to charge a higher price than provided in SCHEDULE A, Manufacturer shall substantiate such increase in price to the reasonable satisfaction of Assembler as resulting from an actual increase in the cost of materials or labor to Manufacturer such that Manufacturer is hereby maintaining its margins and shall permit Master Distributor to order a quantity of the older Products sufficient for Master Distributor's reasonable needs for a period of three (3) months. Master Distributor may, at its option exercised by notice in writing to Manufacturer within thirty (30) days of written receipt of notice from Manufacturer of a proposed price increase for the Products and prior to any purchases of the particular Product(s) which price has been increased, immediately terminate the Distribution of the particular Product(s) which price has increased by more than [...***...] per annum (the "Maximum Price"), excluding currency exchange. If Master Distributor terminates Distribution of a particular Product, then its rights in respect of exclusive or non-exclusive Distribution of that particular Product shall cease, and any subsequent sales shall not restore, extend or renew such rights unless in writing signed by Manufacturer; provided, however, that if any such Product is, within twelve (12) months of termination of such Product, subsequently sold by Manufacturer or through a licensee of Manufacturer, at a price less than the Maximum Price, such Product shall, at the Master Distributor's sole option, be deemed to be a Product hereunder, subject to the exclusivity obligations and requirements for minimum purchase.

         * CONFIDENTIAL TREATMENT REQUESTED

10. NEW PRODUCTS. Unless otherwise specified by Master Distributor, Manufacturer shall supply the newest version or enhancement of the Product to Master Distributor determined as of the date of the order by Master Distributor. Manufacturer reserves the right at any time to make changes in specifications, construction or design of the Products; provided, however, that any changes shall meet the requirements and conform to the specifications of Master Distributor as set forth in this Agreement. Manufacturer shall provide not less than 90 days prior written notification of any proposed changes. Any Products so changed shall be accepted by Master Distributor as standard Products conforming to existing orders so long as they do not adversely affect physical or functional interchangeability or performance of the particular Product. Manufacturer shall not be obligated to furnish Master Distributor or its wholesale or retail customers with changes on Products previously delivered to Master Distributor except in accordance with the warranty of such Products.



                                       4.

11. CONTINUING AVAILABILITY. Manufacturer shall offer for sale to Master Distributor, for a period of eighteen (18) months (unless a longer period is required pursuant to any applicable statute or regulation, in which case this provision shall apply for such longer period) after the termination of this Agreement, functionally equivalent maintenance, replacement and repair parts for Products. Such parts shall be available at the lower of (i) the price for such parts immediately prior to the termination of this Agreement or (ii) the then current contract price for other customers, or if no such contract exists, at a price agreed upon by Manufacturer and Master Distributor.

12. NO PRICE PROTECTION FOR PRIOR PRODUCT. In the event Manufacturer releases an upgraded or enhanced version of a Product which is not yet listed as a Product pursuant to this Agreement, then Master Distributor may acquire such upgraded or enhanced Product subject to the terms of this Agreement. Master Distributor shall not have any right or obligation to return previously ordered Products nor to receive any refund, rebate or offset in price in respect of previously ordered Products solely as a result of the released new Products.

13.      ORDER, ACCEPTANCE, CANCELLATIONS, AND RETURNS.

         (a) PURCHASE ORDER. All purchases are subject to acceptance by Manufacturer and orders must reference this Agreement. Products shall be ordered by Master Distributor through the issuance of purchase orders, which shall be subject to and governed by this Agreement. Master Distributor shall submit written purchase orders to Manufacturer from time to time during the Term of this Agreement. The terms and conditions of this Agreement will supersede and take precedence over any additional or different terms on the face or reverse side of any such purchase order. Any such additional or different terms are deemed to be material alterations to the terms and conditions of this Agreement and will not be binding even if there is a signed acknowledgment or confirmation by Manufacturer of such purchase order, unless the acknowledgement or confirmation is by an executive officer of the Manufacturer.

         (b) QUANTITY, DELIVERY DATE. Each such purchase order of Master Distributor will specify the type and quantity of Products being ordered, delivery terms, and the requested delivery date. Time is of the essence in delivery of all Products.

         (c) SHIPPING. Prices and fees are C.I.F. Master Distributor's warehouse. The Manufacturer will prepay and add applicable freight, insurance costs, duties, rates, charges and other shipping charges to the invoice. All Products shall be packed for shipment and storage in accordance with standard commercial practices and adequately insured by Manufacturer or the carrier. All risk of loss or damage will pass to Master Distributor upon delivery to Master Distributor's warehouse. Manufacturer will deliver Products according to the delivery dates specified in Master Distributor's purchase orders, such delivery dates being not later than ninety (90) days after the date such order is received by Manufacturer. Manufacturer will notify Master Distributor immediately and in writing of any anticipated failure of Manufacturer to be able to deliver Products according to such delivery dates, and in such event Master Distributor shall have the right to: (I) reschedule such delivery dates to mutually-agreed dates in the future; or (II) cancel, in whole or in part, the purchase orders applicable to such Products, without further liability to Manufacturer (except as may otherwise specifically be required hereunder); or
(III) consider such anticipated failure to deliver according to applicable delivery dates to be a material



                                       5.
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breach of the Agreement. No shipment will be deemed complete until all ordered units have been delivered.

         (d) ALLOCATION OF INVENTORY. So long as Master Distributor is entitled to exclusivity under this Agreement, if at any time the purchase orders of Master Distributor together with all other orders received by Manufacturer for the Products exceed the then current available inventory of Manufacturer and foreseeable production within thirty (30) days, then Manufacturer shall fill Master Distributor's purchase order before filling part or all of any purchase order from any third party.

         (e) INSPECTION AND ACCEPTANCE OF PRODUCTS; INVOICES. Master Distributor will inspect all Products for obvious physical damage promptly upon receipt thereof and may reject any Products that fail in any material respect to meet any product specifications or for Products which are obviously damaged. Master Distributor shall notify Manufacturer of any nonconformity and shall in good faith discuss with Manufacturer acceptable alternative curative efforts prior to returning a rejected shipment at Manufacturer's expense. Any Products not properly rejected within fifteen (15) business days of receipt of such Products by Master Distributor will be deemed accepted. Master Distributor will return all rejected Products to Manufacturer promptly, and at Manufacturer's expense, and Manufacturer shall within ten (10) days re-ship to Master Distributor Products which do conform to their product specifications. Invoices shall be issued after the Products listed on the invoice have been delivered to Master Distributor. Freight charges, insurance costs, duties, rates, charges and other shipping charges will be added as a separate item to Manufacturer's invoice.

         (f) OTHER RESPONSIBILITIES OF MANUFACTURER. Manufacturer will provide Manufacturer's two (2) days standard training course and materials for the Products to the marketing and technical support personnel of Master Distributor at Master Distributor's place of business at the equally shared expense of Master Distributor and Manufacturer. This training will include Manufacturer's standard course material regarding installation, operation and maintenance of the Products and will be sufficient to enable Master Distributor's employees to incorporate the Products into any other equipment as described in this Agreement or the Assembly Agreement and training and/or develop further training for the end users. Manufacturer will provide, at no charge to Master Distributor, a complete set of all training materials and documentation.

14. PAYMENT. Manufacturer will invoice Master Distributor at the time of shipment for each Product order. Each such invoice will include the aggregate price for the Product shipment plus freight, insurance, taxes, duties and other costs prepaid by Manufacturer. All payments shall be made in U.S. dollars. Full payment of the amounts invoiced for each shipment will be paid within forty-five
(45) days of the later of (i) the date of Master Distributor's receipt of such invoice or (ii) the date of delivery of such Products to Master Distributor. Any invoice not paid when due, as provided in this section will be subject to a monthly charge of one percent (1.0%) of the unpaid portion thereof from invoice date.



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15.     LIMITED LIABILITY AND LIMITED WARRANTY.

        (a) Master Distributor hereby agrees to give on behalf of Manufacturer to any purchaser or user of the Products no warranty other than the written limited Manufacturer's warranty of Manufacturer in respect of the Products provided to Master Distributor by Manufacturer, subject to statutory warranties which may be necessarily implied and not capable of being reduced or eliminated by contract in certain jurisdictions. Manufacturer shall have the right to prior approval of the form and content of any other warranty provided by Master Distributor in respect of any Product. The Master Distributor is not authorized to grant, extend or assume for Manufacturer any additional warranty or other obligations concerning the Products. Master Distributor shall make the limited warranty of Manufacturer an integral part of all sales of the Products, and shall process warranty claims and make warranty repairs or replacements of all the Products in the Trading Area as stipulated by Manufacturer. In the event Master Distributor processes warranty claims or makes warranty repairs or replacements, Manufacturer shall reimburse Master Distributor for the cost of its labor and materials upon reasonable rates previously agreed upon by Manufacturer and Master Distributor. Master Distributor shall not return any Products for repair or replacement to Manufacturer except as specifically set out herein. Failure by Master Distributor to make the terms of the then applicable Manufacturer's warranty an integral part of a particular sale shall have the effect of relieving Manufacturer from any warranty obligations hereunder in respect of such sale as between Manufacturer and Master Distributor, and Master Distributor shall be responsible for satisfying, at its expense, any warranty claims related to any such sale.

        (b) Manufacturer warrants to Master Distributor and end users of the Products that at the time of Distribution to end users and for a period of one
(1) year thereafter the Products are of commercial quality, free of defects in materials and workmanship, and that operation of the Product conform to the Products' specifications in effect at the time of distribution. Manufacturer's warranty obligation under this subsection (b) shall not apply to Housings or Automotive Canisters, if any, that are manufactured by Master Distributor under the Assembly Agreement.

        (c) Manufacturer shall, at its option, either repair or replace a defective part within the period stipulated by Manufacturer after the date of purchase, upon proof of purchase and delivery of the Product to an authorized service center as designated by Manufacturer.

        (d) Manufacturer represents and warrants that the Products do not and will not infringe or misappropriate any third party's copyright, patent, trade secret, trademark, or other proprietary or intellectual property rights, and that Manufacturer has the unencumbered right, title and interest to distribute the Products to Master Distributor.

        (e) All warranties under this Agreement shall survive inspection, delivery, acceptance or payment by Master Distributor, and will be extended directly to end users purchasing the Products as part of Master Distributor's equipment.

        (f) NO PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES INCLUDING WITHOUT LIMITATION, LOST PROFITS, SAVINGS, OR INCOME,



                                       7.
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REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING
NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         (g) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MANUFACTURER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO THE MASTER DISTRIBUTOR OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16. SERVICE IS THE RESPONSIBILITY OF MASTER DISTRIBUTOR. It is the responsibility of the Master Distributor to provide purchasers and users of the Products which it has sold efficient repair and replacement parts and service (other than services to be provided by Manufacturer pursuant to the Manufacturer's warranties hereunder). Manufacturer shall provide to Master Distributor the information for adequately servicing the Products, and Master Distributor shall be responsible for the adequate training of persons selling or servicing the Products. Master Distributor may obtain replacement parts without charge during the limited warranty period described in Section 16(b) provided by Manufacturer in respect of the Products.

17. NO WARRANTY CONCERNING IMPORT TARIFFS. Master Distributor shall be liable for all duties, rates and charges respecting the importation of the Products into the Trading Area by Manufacturer or otherwise, except that Master Distributor shall not be liable for any duties or material changes resulting from any Products returned to Manufacturer under warranty. Master Distributor accepts all risks and costs whatever in respect of the importation of the Products. Manufacturer does not represent or warrant that the Products are eligible for any favorable treatment or tariff reduction pursuant to any applicable treaty or legislation or regulation and Master Distributor relies upon its own knowledge in that regard.

18. PERMITTED SUB-DISTRIBUTORS. Master Distributor shall be permitted to establish subdistributors within the Trading Area provided:

        (a)    Manufacturer receives a copy of the proposed arrangement;

        (b) Manufacturer receives detailed information about the subdistributors; and

        (c) Manufacturer gives prior approval in writing of such subdistributors and all arrangements therefor, which approval shall not be unreasonably withheld.

        Notwithstanding the foregoing, Manufacturer hereby specifically approves the appointment by Master Distributor of Snap-On Canada, Inc. or its parent corporation or any affiliate as a sub-distributor of the Products in the Trading Area.

19. STANDARD OF CONDUCT OF THE PARTIES. The parties hereby agree to deal with each other in good faith and provide their commercially reasonable efforts in the supply, manufacture and support of quality Products and Distribution of those Products in the Trading Area. The parties agree to keep each other reasonably and currently informed with respect to the Products and Distribution of the Products in the Trading Area.



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

20. UNDEVELOPED DISTRIBUTION AREA. Manufacturer shall refer to Master Distributor all leads or inquiries which it knows of and/or come to its attention in respect of the Products which are the subject of this Agreement and sub-distributors. Master Distributor shall have discretion to exclusively distribute Products in any such new territory. Except for the minimum numbers to be determined pursuant to the provisions of part 2.D of SCHEDULE C, Manufacturer and Master Distributor shall negotiate in good faith to agree on the minimum volume of sales for such territory for subsequent periods on or before the first anniversary of the date sales by Master Distributor began in such territory. The determination of such minimum number shall not be subject to the Dispute Resolution provisions of Schedule F.

21. CERTAIN TECHNOLOGY RIGHTS. Master Distributor hereby acknowledges that, subject to the provisions of its Assembly Agreement with Manufacturer, all intellectual property, including know how and proprietary rights relating to the Products (but excluding the Housing), including without limitation, the Automotive Canister, is the property of Manufacturer or its affiliates (such acknowledgement based upon representations made by Manufacturer) and does not belong to Master Distributor. Subject to the provisions of the Assembly Agreement, any enhancements, improvements, discoveries or developments ("IMPROVEMENTS") made or done whatever by Master Distributor relating to the Automotive Canister or other Products, or the process of manufacturing the Products, or products derived, in whole or in part, therefrom or similar thereto in function or design shall belong to Master Distributor, and Master Distributor shall fully inform Manufacturer in writing within thirty (30) days of any such enhancements, improvements, discoveries or developments. Manufacturer shall be entitled to use such Improvements (other than Improvements related to the Housing) without additional royalties for the purposes of this Agreement without further license or fees and Manufacturer shall have a perpetual, non-exclusive, royalty-free license to use or sublicense such Improvements following termination of this Agreement or exclusivity thereof. Notwithstanding anything to the contrary contained herein, if any Improvements made solely by Master Distributor are utilized by Manufacturer and result in any cost reduction of materials used or direct labor in the production of Products, Master Distributor shall receive the benefit of such cost reduction of materials used or direct labor as of the date of notification of such Improvements to Manufacturer through a reduction in the purchase price for such Product.

22. NON-DISCLOSURE AND NON-COMPETITION COVENANTS. The Non-Disclosure Agreements attached hereto as SCHEDULE D-1 AND SCHEDULE D-2, and the Non-Competition Agreement attached hereto as SCHEDULE E are hereby incorporated herein as part of this Agreement.

23.     INTELLECTUAL PROPERTY INDEMNIFICATION.

        (a) THIRD PARTY CLAIMS. Manufacturer shall defend at its own expense any claim, suit, threat or legal proceeding (collectively, a "CLAIM") brought against Master Distributor, its officers, directors, employees, stockholders, customers, distributors and agents insofar as such Claim is based on a claim that any of the Products provided by Manufacturer or Parent pursuant to this Agreement infringes the patent, copyright, trade secret, mask work rights or any other intellectual property rights or misappropriate any trade secret of any third party, so long as Master Distributor notifies Manufacturer promptly in writing of such Claim and gives Manufacturer sole control over and information and cooperation reasonably necessary (at Manufacturer's expense) for the defense thereof. Manufacturer shall fully indemnify, defend,



                                       9.

hold harmless and pay damages, costs (including attorneys' fees), expenses, and liabilities finally awarded to third parties against or otherwise incurred by Master Distributor, its officers, directors, employees, stockholders, customers, and agents or incurred pursuant to a Claim or a bona fide settlement in any such Claim.

        (b) REMEDY. In the event that Manufacturer has reason to believe or receives notification that any Manufacturer copyright, trademark, service mark, patent or trade secret may infringe or misappropriate the intellectual property rights of a third party, Manufacturer shall obtain the right for Master Distributor to continue to exercise the rights granted under this Agreement, to substitute the Products with substantially similar ones, or to modify the Products so that they no longer infringe, but have substantially similar operating capabilities and fit, form and function, subject to the express written approval of Master Distributor, and/or obtain a license to grant such rights as may be required to make the Products non-infringing while still complying with the representations and warranties of this Agreement. Master Distributor's failure to provide prompt notice of infringement or allegation of infringement shall not void provisions of this Section.

24.     INDEMNIFICATION.

        (a) MANUFACTURER INDEMNIFICATION. Manufacturer will fully defend, indemnify, and hold Master Distributor and its officers, directors and employees in respect of lawful acts, harmless from any claim, suit, threat or legal proceeding and all damages, costs, expenses, and other liabilities arising from any of the foregoing (including attorneys' fees) resulting from Manufacturer's breach of its warranty obligations, the use of the Products or from product liability claims alleging defects in the Products (other than the Housing or Automotive Canisters manufactured by Master Distributor under the Assembly Agreement, if any).

        (b) MASTER DISTRIBUTOR INDEMNIFICATION. Subject to Manufacturer 's obligations set forth in this Agreement, Master Distributor will defend, indemnify, and hold Manufacturer harmless from any claim, suit, threat or legal proceeding and all damages, costs, expenses, and other liabilities arising from any of the foregoing (including attorney's fees) resulting from Master Distributor's breach of its warranty obligations related to the Housing or Automotive Canisters that it manufactures under Section 2.1 of the Assembly Agreement, if any.

        (c) NOTIFICATION. Each party agrees to notify the other party promptly in writing of each claim, suit, threat or legal proceeding, and to give such other party sole control over and information and reasonable cooperation (at such other party's expense) for the defense thereof.

25.     TERMINATION

        (a) TERMINATION FOR CAUSE. Either party may terminate this Agreement for the material breach of this Agreement or any purchase order by the other party which material breach has remained uncured for a period of thirty (30) days from the date of delivery of written notice thereof to such breaching party, which notice shall specify the curative or remedial action to be taken by the other party. In such case, termination shall become effective after the end of the thirtieth day from such notice. For purposes of this Agreement, material breach shall include, without limitation, the occurrence of any of the following: (i) any proceedings in bankruptcy,



                                      10.

insolvency, receivership or liquidation are taken or instituted against a party; or (ii) a party makes an assignment for the benefit of creditors or commits an act of bankruptcy or insolvency.

        (b)    EFFECT OF TERMINATION.

               (i) DISTRIBUTION. Upon termination of this Agreement, Master Distributor may continue to Distribute the Products and any equipment incorporating the Products until its inventory of Products existing at the date of termination and any Products for which Master Distributor has submitted a Purchase Order and which Purchase Order has been accepted by Manufacturer is depleted. Upon depletion of such Product inventory, Master Distributor shall cease distributing the Products.

               (ii) SURVIVAL. Either Party's obligations under this Agreement which by their nature would continue beyond termination, expiration or cancellation of this Agreement shall survive termination, expiration or cancellation of this Agreement. Upon expiration or termination of this Agreement, all sub-distributors shall have the right to continue distribution of Products until their inventories at the time of termination are depleted.

               (iii) The termination shall not affect the rights or liabilities of the parties with respect to Products previously sold under this Agreement or with respect to any indebtedness then owing by either party to the other.

               (iv) The acceptance of any order for the sale of any Products to Master Distributor after the termination of this Agreement shall not be construed as a renewal or extension of this Agreement, or as a waiver of termination, but in the absence of a new written agreement signed by the parties, all such transactions shall be governed in the same manner as are ordinary purchase orders placed with Manufacturer by Master Distributor pursuant to this Agreement.

26. INDEPENDENT CONTRACTOR STATUS. This Agreement does not constitute Master Distributor as a legal representative, joint venturer, partner, employee, servant or agent of Manufacturer for any purpose whatever. Master Distributor is an independent contractor buying and distributing Products and carrying on business solely on its own behalf and is in no way authorized to make any contract, agreement, warranty or representation on behalf of Manufacturer, or to create any obligation, express or implied, on behalf of Manufacturer, other than as expressly set out herein.

27. NO ASSIGNMENT. This Agreement may not be assigned, sold or encumbered without the prior written consent of the other party. Any purported assignment, sale or encumbrance shall be void and of no force and effect.

28. DISPUTE RESOLUTION. The parties agree to resolve disputes without litigation and in accordance with the dispute resolution and arbitration provisions set out in SCHEDULE F hereto which are hereby incorporated herein as part of this Agreement.

29.     MISCELLANEOUS.

        (a) INTERPRETATION. Wherever the singular or masculine is used in this Agreement the same shall be interpreted as including the plural, feminine or neuter wherever the context so



                                      11.

requires. The captions and headings are inserted for convenience of reference only, form no part of this Agreement and in no way define, describe or limit the scope or intent of this Agreement or any provision hereof.

        (b) FURTHER ACTS. In order to fulfill the intent of the parties hereto, they shall execute from time to time all reasonable documents and do all such things as may be necessary or desirable to more completely and effectively carry out the terms and intentions of this Agreement, to implement it in all respects or to fulfill consequential aspects thereof, which any other party may request from time to time at the expense, if any, of the party so requesting.

        (c) SEVERABILITY. If a Court or duly constituted arbitrator would declare that all or any portion of the provisions of this Agreement are void or unenforceable in the circumstances, this Agreement shall, automatically and without further act on the part of the parties hereto, be reduced in scope to such an extent as to be valid and enforceable in the circumstances. The invalidity of any provision of this Agreement or any covenant contained herein on the part of any party shall not affect the validity of any other provision or covenant herein, which shall remain in fun force and effect

        (d) GOVERNING LAW. Subject to the procedures set out in the Dispute Resolution provisions set out in Schedule F, this Agreement shall be governed by and construed pursuant to and in accordance with, including the enforcement thereof, the laws of the State of California and the laws of United States of America applicable therein without reference to conflict of laws principles and excluding the United Nations Convention on Contracts for the International Sale of Goods. Any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts and the Federal courts located in Orange County, California, and the parties hereby consent to the personal and exclusive jurisdiction and venue of these courts.

        (e) ENTIRE AGREEMENT. This Agreement, including the Schedules attached hereto, and the Assembly Agreement, constitute the entire agreement between the parties. reflects all the agreements, understandings, representations, conditions and warranties by and between the parties, and any prior understanding or representation of any kind preceding the Effective Date shall not be binding upon either party unless expressly stated herein in writing or clearly and expressly incorporated by reference herein in writing. The execution of this Agreement has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or promises whatever except to the extent expressly granted herein in writing or clearly and expressly incorporated by reference herein in writing. No party shall be liable for any representation made or omitted unless it is expressly set forth in this Agreement.

        (f) AMENDMENT OF THIS AGREEMENT. Any amendment or modification of this Agreement or additional obligation assumed by any party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party. Any alteration, amendment or qualification of this Agreement shall be null and void and shall not bind any party unless made in writing.

        (g) NOTICE. All notices contemplated or required to be given hereunder shall be effective if sent by prepaid mail, facsimile transfer or delivered personally to any of the parties at



                                      12.

the address listed below or at such other address as the party to whom such notice is to be given otherwise directs in writing. Any notice delivered aforesaid shall be effective on the date of facsimile transfer or delivery and any notice mailed as aforesaid shall be effective three (3) business days after the mailing thereof, provided that where interruption of mail services is likely by reason of any strike or other labor dispute, notice shall be by personal delivery only to the person or to the address as aforesaid.


         To Manufacturer at:                c/o 7717-67 Street
                                            Edmonton, Alberta Canada T6B 2K4
                                            Attn: Gerald Vanberg
                                            Fax:  (780) 448-3610

         With a copy to:                    Nichols & Company
                                            #2020, 10123-99 Street
                                            Edmonton, Alberta Canada T5J 3H1
                                            Attn:  Neil W. Nichols
                                            Fax:   (780) 497-7799

         To Master Distributor at:
                                            Lee W. Melody
                                            1431 S. Village Way
                                            Santa Ana, CA  92705
                                            Fax:  (714) 558-0370

         With a copy to:                    Jeremy D. Glaser, Esq.
                                            Cooley Godward LLP
                                            4365 Executive Drive, Suite 1100
                                            San Diego, CA 92121
                                            Fax:  (619) 453-3555

        (h) TIME OF ESSENCE. Time shall be of the essence of this Agreement.

        (i) WAIVER. Any waiver of any term, provision or condition of this Agreement to be effective must be in writing and signed by the party waiving such term, provision or condition stating with specificity the particular provision or provisions being waived and for what event or period of time. No waiver of any one or more provisions shall be deemed to be a further waiver or continuing waiver of such terms, provisions or conditions or any other term provisions or conditions unless the waiver specifically so states.

        (j) FORCE MAJEURE. No right of any party hereto shall be prejudiced by events beyond a party's reasonable control and without negligence of the party charged with performance hereunder, including without limitation pressures or delays from outside parties, labor disputes, the exigencies of nature, governments, regulatory authorities and acts of God, particularly as they may affect the performance of this Agreement. All times herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly.



                                      13.

        (k) WARRANTY OF AUTHORITY. Any such execution of this Agreement is a representation and warranty to the other party that the party so signing has full authority in all requisite capacities to do so.

        (l) ENUREMENT. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

        (m) COUNTERPARTS AND FAX COPIES. This Agreement may be executed in counterpart and may be delivered by fax copies thereof and when the whole is so executed and delivered it shall constitute a valid and binding agreement among the parties so executing and delivering the agreement effective as of the Effective Date. Fax Signatures shall be deemed to be accepted as original.

        (n) ATTORNEYS' FEES. In any proceeding between the parties arising from or related to the interpretation, construction or enforcement of this Agreement, subject to the Dispute Resolution provisions set forth in SCHEDULE F, the prevailing party shall, in addition to recovering all costs of suit, be entitled to an award of actual attorneys' fees incurred, whether in an original action or on appeal.

        IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        GLOBAL LEAK DETECTION (U.S.A.), INC.


                                        s/  Gerald Vanberg
                                        ----------------------------------------
                                        Gerald Vanberg, President

                                        MOTORVAC TECHNOLOGIES, INC.


                                        s/   Lee W. Melody
                                        ----------------------------------------
                                        Lee W. Melody, President



                                      14.

                       SCHEDULES AND EXHIBITS NOT INCLUDED





                                       1.